EXHIBIT 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FORTEZZA IRIDIUM HOLDINGS, INC.,
IRIDIUM MERGER SUB, INC.,
AND
INDUS INTERNATIONAL, INC.
Dated as of October 20, 2006

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AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 20, 2006 by and among FORTEZZA IRIDIUM HOLDINGS, INC. (“Parent”), a Delaware corporation; IRIDIUM MERGER SUB, INC. (“Merger Sub”), a Delaware corporation; and INDUS INTERNATIONAL, INC. (the “Company”), a Delaware corporation.
Preamble
     The respective Boards of Directors of Parent and Merger Sub have each approved the transactions described herein subject to the conditions set forth herein in accordance with the DGCL. This Agreement provides for the business combination between Parent and the Company pursuant to the merger of Merger Sub with and into the Company, with the Company as the surviving entity. At the effective time of such Merger, the outstanding shares of the capital stock of the Company shall be converted into the right to receive a cash payment from Parent.
     The Board of Directors of the Company (i) has determined that the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) has adopted this Agreement and approved the transactions contemplated hereby and (iii) has voted to recommend that the Company’s stockholders approve this Agreement.
     Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.
     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:
ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER
1.1 Merger.
     Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL (the “Merger”) with the effect provided for therein. The separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation resulting from the Merger, shall become a wholly owned Subsidiary of Parent, shall continue to be governed by the Laws of the State of Delaware and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company, Merger Sub and Parent and by Parent, as the sole stockholder of Merger Sub.

1.2 Time and Place of Closing.
     The closing of the transactions contemplated hereby (the “Closing”) will take place at 9:00 A.M. as promptly as practicable following (but in no event later than the fifth business day following) the satisfaction of the conditions set forth in Article 9 of this Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing). The Closing shall be held at such location as may be mutually agreed upon by the Parties.
1.3 Effective Time.
     On the Closing Date and subject to the terms and conditions hereof, the Company, Parent and Merger Sub shall cause the Certificate of Merger (the “Certificate of Merger”) reflecting the Merger to be filed with the Secretary of State of the State of Delaware (the time the Certificate of Merger is duly filed with the Secretary of State of Delaware shall be the “Effective Time”).
ARTICLE 2 TERMS OF MERGER
2.1 Certificate of Incorporation.
     The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed thereafter.
2.2 Bylaws.
     The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed thereafter.
2.3 Directors and Officers.
     The directors of Merger Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.
ARTICLE 3 EFFECT OF THE MERGER ON THE CAPITAL STOCK OF PARENT, THE COMPANY AND MERGER SUB
3.1 Conversion of Shares.
     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.
     (b) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
     (c) Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity which shall be treated in accordance with Section 3.2 and excluding shares held by stockholders who perfect their statutory appraisal rights, if applicable, as provided in Section 3.3) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a cash payment in the amount of $3.85 (the “Merger Consideration”), without interest thereon, less any applicable withholding of Taxes, upon the surrender of the certificate formerly representing such share (or the documents required by Section 4.1 for a lost, stolen, mislaid or destroyed certificate), in each case, in the manner provided in Article 4.
3.2 Shares Held by the Company or Parent.
     Each share of Company Common Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.3 Dissenting Stockholders.
     (a) Any holder of shares of Company Common Stock who perfects such holder’s appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL (the “Dissenting Stockholders”) shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any such Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of the DGCL and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Stockholder fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares of Company Common Stock (“Dissenting Common Shares”), Parent or the Surviving Corporation shall issue and deliver the consideration to which such Dissenting Stockholder is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the Dissenting Common Shares held by such holder.
     (b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served on or otherwise received by the Company pursuant to the DGCL relating thereto, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.4 Stock Options.
     (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action to provide that each option, stock appreciation right, or other Equity Right to purchase shares of Company Common Stock (“Company Options”) granted by the Company under the Company Stock Plans and outstanding at the Effective Time, shall become fully vested and exercisable immediately prior to the Effective Time. Holders of the Company Options shall be given the opportunity to exercise their Company Options, effective immediately prior to the Effective Time and conditioned upon the consummation of the Merger, and thereby receive the Merger Consideration for each share of Company Common Stock subject to such exercised Company Option pursuant to Section 3.1.
     (b) At the Effective Time, each Company Option which is not exercised in accordance with Section 3.4(a) shall be canceled in exchange for a cash payment by the Surviving Corporation for each share of Company Common Stock subject to such Company Option (“Option Settlement Payment”) equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of Company Common Stock subject to such Company Option. At the Effective Time, each such Company Option shall no longer represent the right to purchase shares of Company Common Stock, but in lieu thereof shall represent only the nontransferable right to receive the Option Settlement Payment referred to above. Option Settlement Payments will be made by the Surviving Corporation within ten (10) business days after the Effective Time.
     (c) Prior to the Effective Time, the Company shall take such actions as may be necessary in respect of the foregoing to satisfy the requirements of Rule 16b-3(e) under the Exchange Act.
3.5 Stock Purchase Plan.
     Between the date of this Agreement and the Effective Time, the Company shall take all necessary action with respect to the Company’s 2003 Employee Stock Purchase Plan (the “ESPP”) to provide that (a) the Purchase Date for the Offering Period (as such terms are defined in the ESPP) that is in effect as of the date of the Effective Time shall occur on or before the last trading day prior to the Effective Time, (b) all Company Options issued and outstanding under the ESPP on such Purchase Date will be automatically exercised on such Purchase Date, and (c) the shares of Company Common Stock issued pursuant to the exercise of such Company Options shall be treated in the manner described in Section 3.1.
ARTICLE 4 PAYMENT FOR SHARES
4.1 Procedures.
     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to make the payments of the funds to which holders of shares of Company Common Stock shall be entitled pursuant to Section 3.1 and Parent shall enter into an agreement with the Paying Agent to provide for the foregoing on terms reasonably acceptable to the Company. At the Closing, prior to the Effective Time, but after the satisfaction of the conditions set forth in Sections 9.1 and 9.2 (or the waiver of such conditions by Parent pursuant to Section 11.5(a)), Parent shall deposit by wire transfer of immediately available funds, in trust with the Paying Agent in an account specified by the Paying Agent (the “Exchange Fund”) for the benefit of the holders of Company Common Stock, cash in an aggregate amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration (the “Aggregate Merger Consideration”). Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Common Stock immediately prior to the Effective Time (the “Certificates”) whose shares were converted pursuant to Article 3 to the right to receive the Merger Consideration, appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). The Certificate or Certificates of Company Common Stock so delivered shall be duly endorsed as the Paying Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the Merger Consideration related thereto may be issued to a transferee if the Certificates representing such shares are delivered to the Paying Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Paying Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Paying Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Paying Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the consideration provided in Article 3.
     (b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Paying Agent and shall promptly upon surrender thereof receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificates (less any amounts deducted pursuant to Section 4.1(c)). The Paying Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates (or the documents required by Section 4.1(a) for a lost, stolen, mislaid or destroyed Certificate) for exchange as provided in this Section 4.1.
     (c) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or holders of Company Options such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or holders of Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.
     (d) At any time following 270 days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) remaining in the Exchange Fund which has not been disbursed to holders of Certificates as of such time, and thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any applicable Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon; provided that such holders shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable laws. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Regulatory Authority shall, to the extent permitted by applicable law, become the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
     (e) Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.
4.2 Rights of Former Company Stockholders.
     At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Sections 3.2 or as to which statutory dissenters’ rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the date hereof which have been declared or made by the Company in respect of such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. No interest will be paid or accrue in any respect on any cash payable upon surrender of any Certificate.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1 Organization, Standing and Power.
     The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its and its Subsidiaries’ business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The certificate of incorporation and bylaws of the Company have been made available to Parent for its review and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto.
5.2 Authority; No Breach By Agreement.
     (a) The Company has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval and adoption of this Agreement and the approval of the Merger by the Company’s stockholders in accordance with this Agreement and the DGCL, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock as contemplated by Section 8.1, which is the only stockholder approval required for the approval and adoption of this Agreement and consummation of the Merger by the Company. Assuming that this Agreement is a legal, valid and binding obligation of Parent and Merger Sub, this Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).
     (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s certificate of incorporation or bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) except as disclosed in Section 5.2 of the Company Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Company Contract or Permit of any Company Entity, or (iii) constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets, where in the case of (ii) or (iii), such

Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and the rules of the Nasdaq, and other than Consents required under the HSR Act or any foreign competition, antitrust, investment or similar Laws, no material notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement.
5.3 Capital Stock.
     (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 59,129,086 shares are issued and outstanding as of the date of this Agreement (including the shares of restricted stock described below), and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of the Company are duly authorized and validly issued and outstanding and are fully paid and nonassessable. There are 10,492,775 Company Options (other than Company Options under the ESPP) issued and outstanding as of the date hereof, 362,907 shares of restricted Company Common Stock issued and outstanding as of the date hereof and no more than 100,000 shares of Company Common Stock to be issued on the Purchase Date (as defined in the ESPP) for the current Offering Period (as defined in the ESPP) in accordance with the terms and conditions of the ESPP. The weighted average strike price of all Company Options issued and outstanding as of the date hereof is $2.924. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or past stockholders of the Company.
     (b) Except as set forth in Section 5.3(a) or the Company Rights Agreement or as disclosed in Section 5.3(b) of the Company Disclosure Memorandum, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding Equity Rights relating to the capital stock of the Company. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of the Company.
5.4 Company Subsidiaries.
     The Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company or other non-corporate entity (identifying the jurisdiction in which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Company Disclosure Memorandum, the Company or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company

Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. Except as set forth in Section 5.4 of the Company Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each Company Subsidiary that is a corporation held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien. Each Company Subsidiary is validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted, except where the failure of which is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
5.5 SEC Filings; Financial Statements.
     (a) The Company has timely filed or furnished all SEC Documents required to be filed or furnished by the Company since December 31, 2003 (the “Company SEC Reports”). The Company SEC Reports (i) at the time filed or furnished, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents.
     (b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied or, in the case of those Company SEC Reports filed after the date of this Agreement but prior to the Effective Time, will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.
     (c) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.
5.6 Absence of Undisclosed Liabilities.
     Except as set forth in Section 5.6 of the Company Disclosure Memorandum, no Company Entity has any Liabilities, except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of the Company as of March 31, 2006, included in the Company Financial Statements or reflected in the notes thereto, (ii) Liabilities incurred in the ordinary course of business since March 31, 2006, (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated herein, or (iv) Liabilities which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
5.7 Absence of Certain Changes or Events.
     Since March 31, 2006, except as disclosed in the Company Financial Statements or as disclosed in Section 5.7 of the Company Disclosure Memorandum, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Since March 31, 2006 and except as disclosed in Section 5.7 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has taken any actions referred to in Section 7.2(a), (b), (f), (h) or (j) (excluding amendments to Tax Returns that are not material) except as explicitly permitted hereby.
5.8 Tax Matters.
     (a) Except as disclosed in Section 5.8 of the Company Disclosure Memorandum, all Company Entities have timely filed (taking into account any valid extension of time within which to file) with the appropriate Taxing authorities all income and other material Tax Returns required to be filed, and such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable laws. All Taxes of the Company Entities that have become due or payable (whether or not shown on any Tax Return) have been fully and timely paid (other than Taxes for which proper accruals pursuant to GAAP have been established in the Company’s Financial Statements). There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Company Entities. No material foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Company Entity.
     (b) None of the Company Entities has received any written notice of a material assessment or a material proposed assessment in connection with any Taxes, and there are no, to the Knowledge of Company, threatened or pending material disputes, claims, audits or examinations regarding any Taxes of any Company Entity or the Assets of any Company Entity. None of the Company Entities (i) has waived any statute of limitations in respect of any material Taxes, (ii) has agreed to a material Tax assessment or deficiency or (iii) is currently the beneficiary of any extension of time within which to file any material Tax Return or an extension of time with respect to a Tax assessment or deficiency.
     (c) Each of the Company Entities has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
     (d) Except as disclosed in Section 5.8(d) of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, by contract or otherwise.
     (e) None of the Company Entities has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
     (f) None of the Company Entities has been a United States real property holding corporation within the meaning of Internal Revenue Code Section 897(c)(2) during the applicable period specified in Internal Revenue Code Section 897(c)(1)(A)(ii).
     (g) None of the Company Entities have engaged in any listed or reportable transaction within the meaning of Sections 6011 and 6012 of the Code.
     (h) Each Company Entity has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     (i) None of the Company Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law).
     (j) Except as disclosed in Section 5.8(j) of the Company Disclosure Memorandum, none of the Company Entities are a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law).
5.9 Assets.
     (a) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum or as disclosed or reserved against in the Company Financial Statements, the Company Entities have good and marketable title, free and clear of all Liens except for Permitted Liens, to all of their respective material Assets. All material Assets used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are sufficient for the operation of the business in the ordinary course of business consistent with the Company’s past practices.
     (b) All Assets which are material to the Company’s business on a consolidated basis, held under leases or subleases by any of the Company Entities (whether as lessor or as lessee), are held under legal, binding and valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.
     (c) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities in all material respects as presently conducted.
5.10 Owned Real Property; Leased Real Property.
     (a) Section 5.10(a) of the Company Disclosure Memorandum contains a true and correct list of each parcel of Owned Real Property. Except as disclosed in Section 5.10(a) of the Company Disclosure Memorandum, (i) the Company has good and marketable indefeasible fee simple title to the Owned Real Property, free and clear of all Liens; (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.
     (b) Section 5.10(b) of the Company Disclosure Memorandum contains a true and correct list of each parcel of Leased Real Property and a true and complete list of all Real Property Leases for each such Leased Real Property. Each Real Property Lease is in full force and effect and, except as set forth in Section 5.10(b) of the Company Disclosure Memorandum, there is no existing material Default by the Company or, to the Knowledge of the Company, any other party to such Real Property Leases. Except as described in Section 5.10(b) of the Company Disclosure Memorandum, (i) the Company’s interest in the Real Property Leases is free and clear of any Liens other than Permitted Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by the Company or any Company Subsidiary; (ii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real

Property Lease which has not been redeposited in full; (iii) neither the Company nor any Company Subsidiary owes, or will owe in the future, any material brokerage commissions or finder’s fees with respect to such Real Property Lease; and (iv) neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
5.11 Intellectual Property.
     (a) Internal Use Intellectual Property.
     (i) Section 5.11(a) of the Company Disclosure Memorandum sets forth a true and complete list of the Licensed Internal Use IP (other than Off-the-Shelf Software).
     (ii) Except as set forth in Section 5.11(a) of the Company Disclosure Memorandum, the Company or a Company Subsidiary owns, free and clear of all Liens, the entire right, title and interest in and to the Company Internal Use IP or has the right to use the Licensed Internal Use IP pursuant to a valid and enforceable license. Neither the Company nor any Company Subsidiary is in breach of any IP Agreement regarding any Company Internal Use IP or Licensed Internal Use IP. The Company Entities have taken all actions necessary or commercially reasonable to maintain and protect the Company Internal Use IP.
     (iii) The Company Internal Use IP, and, to the Knowledge of the Company, the Licensed Internal Use IP, does not infringe, misappropriate or otherwise violate any third party’s Intellectual Property Rights. Except as disclosed in Section 5.11(a) of the Company Disclosure Memorandum, (A) no proceedings or other claims have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary based upon, challenging the use, ownership, enforceability or validity of, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Internal Use IP, and, to the Knowledge of the Company, there is no reasonable basis for any such claim and (B) to the Knowledge of the Company, no proceedings or other claims have been asserted or are pending or threatened against the Company or any Company Subsidiary based upon, challenging the use, ownership, enforceability or validity of, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Licensed Internal Use IP. Except as disclosed in Section 5.11(a) of the Company Disclosure Memorandum and to the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Company Internal Use IP or Licensed Internal Use IP. Subject to any transfer restrictions that may be in the IP Agreements and that are identified in Section 5.11(a) of the Company Disclosure Memorandum, the Company Internal Use IP shall be owned and the Licensed Internal Use IP shall be available for use by the Company or any Company Subsidiary immediately after the Closing on terms and conditions identical to those under which the Company or any Company Subsidiary owned the Company Internal Use IP or used the Licensed Internal Use IP immediately prior to the Closing.

     (b) Customer Product Intellectual Property.
     (i) Section 5.11(b) of the Company Disclosure Memorandum sets forth a true and complete list of the Licensed Customer Product IP.
     (ii) Except as set forth in Section 5.11(b) of the Company Disclosure Memorandum, the Company or a Company Subsidiary is the owner of, free and clear of all Liens, the entire right, title and interest in and to the Company Customer Product IP, or has the right to use the Licensed Customer Product IP pursuant to a valid and enforceable license. Except as set forth in Section 5.11(b) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary is in breach of any IP Agreement regarding any Company Customer Product IP or Licensed Customer Product IP. The Company Entities have taken all actions necessary or commercially reasonable to maintain and protect the Company Customer Product IP.
     (iii) Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum, the Company Customer Product IP does not infringe, misappropriate or otherwise violate any third party’s Intellectual Property Rights. Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum, no proceedings or other claims have been asserted or are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary: (x) based upon, challenging the use, ownership, enforceability or registerability, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Company Customer Product IP; or (y) alleging that any Customer Products licensed by Company or any Company Subsidiary infringe, misappropriate or otherwise violate the Intellectual Property Right of any third party, and, to the Knowledge of the Company, there is no reasonable basis for any such claim. Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum and to the Knowledge of the Company, no proceedings or other claims have been asserted or are pending or threatened against the Company or any Company Subsidiary: (A) based upon, challenging the use, ownership, enforceability or registerability, or seeking to deny or restrict the use by the Company or any Company Subsidiary of any of the Licensed Customer Product IP; or (B) alleging that the Company’s Licensed Customer Product IP currently used in connection with the Customer Products is being licensed or sublicensed to the Company or any Company Subsidiary in conflict with the terms of any license or other agreement, and, to the Knowledge of the Company, there is no reasonable basis for any such claim. Except as disclosed in Section 5.11(b) of the Company Disclosure Memorandum and to the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Company Customer Product IP or the Licensed Customer Product IP. Subject to any transfer restrictions that may be in the IP Agreements and that are identified in Section 5.11(b) of the Company Disclosure Memorandum, the Company Customer Product IP shall be owned and the Licensed Customer Product IP shall be available for use by the Company or any Company Subsidiary immediately after the Closing on terms and conditions identical to those under which the Company or any Company Subsidiary owned the Company Customer Product IP or used the Licensed Customer Product IP immediately prior to the Closing.

     (c) The Company Internal Use IP, the Licensed Internal Use IP, the Company Customer Product IP and the Licensed Customer Product IP constitute all Intellectual Property Rights used in the business of the Company Entities.
     (d) Section 5.11(d) of the Company Disclosure Memorandum sets forth the following Intellectual Property Rights owned by the Company or a Company Subsidiary: (A) patents and patent applications, (B) registrations and applications for registration of Trademarks, (C) registrations and applications for registrations of copyrights and (D) Software owned and/or developed by the Company. All of the Intellectual Property Rights set forth at Section 5.11(d) of the Company Disclosure Memorandum pursuant to items (A), (B) and (C) of the foregoing sentence, except for Trademarks shown as not in use, are valid and subsisting and in full force and effect
     (e) Except as disclosed in Section 5.11(e) of the Company Disclosure Memorandum, every former or current employee or consultant of any Company Entity is a party to a Contract which requires such employee or consultant to assign any interest in any Intellectual Property Rights developed in the course of his or her employment or engagement with a Company Entity and to keep confidential any trade secrets, proprietary data, customer information or other business information of a Company Entity, and to the Knowledge of the Company no such employee is party to any Contract with any Person other than a Company Entity which requires such employee to assign any interest in any Intellectual Property Rights to any Person other than a Company Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a Company Entity.
     (f) The computer systems, including the Software, firmware, hardware, networks, interfaces and related systems owned or used by the Company or any Company Subsidiary in the conduct of its business (collectively, “Systems”) are sufficient for the operation of the business in the ordinary course of business consistent with the Company’s past practices.
     (g) The Company is under no obligation pursuant to the terms of any “open source” license to which the Company is subject to disclose, license or distribute the source code for any Company Product.
     (h) No source code for any Company Product has been delivered, licensed, or made available by the Company to any other Person other than to customers, contractors or partners of a Company Entity or escrow agents engaged for the benefit of such customers (i) in the ordinary course of business and (ii) pursuant to a written Contract that requires the recipient of the source code to take reasonable measures to protect the confidentiality of the Company Product and refrain from using the Company Product other than for its internal business purposes.
5.12 Environmental Matters.
     Except as described in Section 5.12 of the Company Disclosure Memorandum or as would not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each Company Entity has at all times within the past five years complied with and is in compliance with all Environmental Laws; (b) none of the properties currently owned, leased or operated by any Company Entity (including soils and surface and ground waters) contains levels of Hazardous Materials that require investigation, removal, remediation or corrective action, or is otherwise contaminated by Hazardous Materials (and no Company Entity or any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials) so as to give rise to any Liabilities, under applicable Environmental Laws; (c) to the Knowledge of the Company, none of the properties formerly owned, leased or operated by any Company Entity (including soils and surface and ground waters) contains levels of Hazardous Materials that require investigation, removal, remediation or corrective action, or is otherwise contaminated by Hazardous Materials (and no Company Entity or any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any Hazardous Materials) so as to give rise to any Liabilities, under applicable Environmental Laws; (d) no Company Entity has been notified that it is actually or potentially liable under or in violation of, or received any requests for information or other correspondence or written notice regarding potential Liability under, Environmental Laws, including for any contamination by Hazardous Materials; (e) no Company Entity requires any permits, licenses or other authorizations under any Environmental Law for the operation of its business or the occupation of the Owned Real Property or the Leased Real Property; and (f) neither the execution of this Agreement nor the consummation of the Merger will require any investigation, remediation or other action with respect to Hazardous Materials, or any notice to or Consent of Regulatory Authorities or third parties, pursuant to any applicable Environmental Law. The Company has furnished to Parent all material environmental audits, reports and other material environmental documents relating to the current operations or facilities of the Company Entities and their predecessors that are in its possession or under its reasonable control.
5.13 Compliance with Laws.
     Each Company Entity has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section 5.13 of the Company Disclosure Memorandum, none of the Company Entities:
     (a) is in Default under any of the provisions of its certificate or articles of incorporation or bylaws (or other governing instruments);
     (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; or
     (c) since March 31, 2006, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority (i) asserting that any Company Entity is not, or may not be, in compliance with any material Laws or Orders, (ii) threatening to revoke any material Permits or (iii) requiring any Company

Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
5.14 Labor Relations.
     Except as set forth in Section 5.14 of the Company Disclosure Memorandum, no Company Entity is the subject of any material Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state, provincial, municipal or non-U.S. Law) or other violation of state, federal labor, provincial, municipal or non-U.S. Law, or seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Knowledge of Company, threatened and there has been no such actions or disputes in the past five years. Except as set forth in Section 5.14 of the Company Disclosure Memorandum or as required by Law, to the Knowledge of the Company, in the past five years, there have not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Memorandum or as required by applicable law, the employment of each employee of each Company Entity is terminable at will by the relevant Company Entity without any penalty, liability or severance obligation incurred by any Company Entity. Except as set forth in Section 5.14 of the Company Disclosure Memorandum, no Company Entity will owe any amounts to any of its employees or independent contractors as of the Closing Date for change of control payments or severance obligations.
5.15 Employee Benefit Plans
     (a) Section 5.15(a) of the Company Disclosure Memorandum sets forth a list of each Employee Benefit Plan currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof or under which the Company has any obligation or liability contingent or otherwise (collectively, the “Company Benefit Plans”).
     (b) The Company has delivered or made available to Parent prior to the execution of this Agreement true and complete copies of the Employee Benefit Plans listed on Section 5.15 of the Company Disclosure Memorandum including (i) all trust agreements or other funding arrangements for such Employee Benefit Plans, (ii) the most recent determination letter and all rulings, opinion letters, information letters or advisory opinions issued by the United States Internal Revenue Service (“IRS”) or the United States Department of Labor (“DOL”) during this calendar year or any of the preceding two calendar years, (iii) any filing or documentation

(whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2006-27 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the two preceding plan years and (v) the most recent summary plan descriptions and any material modifications thereto.
     (c) Each Company Benefit Plan is in compliance in all material respects with the terms of such Company Benefit Plan, in compliance in all material respects with the applicable requirements of the Internal Revenue Code and in compliance with the applicable requirements of ERISA. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code (i) has received a favorable determination letter from the IRS that is still in effect, (ii) is entitled to rely on a current, favorable opinion letter issued by the IRS, or (iii) has a remedial amendment period that has not yet expired during which the Company may file for a favorable determination letter with respect to all provisions of such Company Benefit Plan and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification of any Company Benefit Plan. No Company Entity has received any communication (written or unwritten) from any Regulatory Authority questioning or challenging the compliance of any Company Benefit Plan with applicable Laws. Within the past three calendar years, no Company Benefit Plan is or has been audited by a Regulatory Authority.
     (d) There has been no written, or to the Company’s Knowledge, oral representation or communication with respect to any aspect of the Employee Benefit Plans made to employees of any Company Entity which is not in accordance with the written or otherwise preexisting material terms and provisions of such plans. Neither the Company nor, to the Knowledge of the Company, any employee of a Company Entity who is an administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject any Company Entity or Parent to any direct or indirect material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no material unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no material action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Company Benefit Plan.
     (e) All Company Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete in all material respects, have been timely filed with the IRS, the DOL or distributed to participants of the Company Benefit Plans (as required by Law), and there have been no material changes in the information set forth therein.
     (f) No Company Entity nor, to the Knowledge of the Company, any “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Internal Revenue Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt

“prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).
     (g) No Company Entity or any of their ERISA Affiliates have ever sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Internal Revenue Code Section 414(j), (ii) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)). The Company Entities and their ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any liability under Title IV of ERISA
     (h) Except as disclosed in Section 5.15(h) of the Company Disclosure Memorandum, no Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans except (i) to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B or state law or (ii) disability benefits under a welfare plan that is fully provided for by insurance. The Company Entities and their ERISA Affiliates have complied in all material respects with Internal Revenue Code Section 4980B of the Code.
     (i) Except as disclosed in Section 5.15(i) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any person to any benefit under any Company Benefit Plan, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (j) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.
     (k) All individuals participating in (or eligible to participate in) any Company Benefit Plan are common-law employees of a Company Entity.
     (l) All contributions or premium payments required to be made to each Company Benefit Plan prior to the Effective Time have been made and all contributions or premium payments to any Company Benefit Plan that are not yet due prior to the Effective Time have been made or properly accrued.
5.16 Material Contracts.
     Section 5.16 of the Company Disclosure Memorandum sets forth a list of the Contracts with the twenty (20) customers of the Company Entities with the highest recognized revenues and the twenty (20) customers of the Company Entities with the highest recognized maintenance revenues, in each case during the Company’s fiscal year 2006 (collectively, the “Material Customers”) and certain suppliers of the Company Entities (the “Material Suppliers”). Except as

disclosed on Section 5.16 of the Company Disclosure Memorandum, since March 31, 2006, there has been no termination or cancellation of and, to the Knowledge of the Company, the Company has not received written notice specifying the intended termination or cancellation of, the Contracts with the Material Customers or the Material Suppliers. Except as disclosed in Section 5.16 of the Company Disclosure Memorandum or otherwise reflected in the Company Financial Statements, as of the date hereof, none of the Company Entities, nor any of their respective material Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $250,000; (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business); (iii) other than non-solicitation of employee provisions, any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (iv) any Contract to license to any third party (other than customers of the Company) rights to reproduce any product, service or technology or to sell or distribute any product, service or technology, or to use any Intellectual Property Rights, except agreements with (x) employee sales representatives, (y) distributors or non-employee sales representatives entered into in the ordinary course of business and cancelable without material penalty upon notice of 90 days or less and (z) companies for the license of Off-the-Shelf Software; (v) any dealer, distributor, joint marketing or development agreements currently in force under which the Company or any Company Subsidiary has continuing material obligations to jointly market any product, technology or service and which may not be canceled without material penalty upon notice of 90 days or less, or any agreement pursuant to which the Company or any Company Subsidiary has an obligation to jointly develop any Intellectual Property; (vi) any Contract containing indemnification or guaranty of obligations of the Company or any Company Subsidiary, other than any Contract of indemnification or guarantee of obligations entered into in the ordinary course of business; and (vii) any other Contract or amendment thereto that would be required to be filed under Items 601(b)(4), (9) and (10) of Regulation S-K as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (together with all Contracts with Material Customers and Material Suppliers and Contracts referred to in Sections 5.10 and 5.15(a), the “Company Contracts”). With respect to each Company Contract and except as disclosed in Section 5.16 of the Company Disclosure Memorandum: (A) the Contract is in full force and effect; (B) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (C) no Company Entity has repudiated or waived any material provision of any such Contract; (D) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder; and (E) is valid and binding on the Company Entities party thereto and, to the Knowledge of the Company, each other Party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

5.17 Legal Proceedings.
     Section 5.17 of the Company Disclosure Memorandum sets forth, as of the date hereof, a complete list of all Litigation instituted or pending, or, to the Knowledge of the Company, threatened against any Company Entity which could result in Liability in excess of $50,000 individually. There is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, nor are there any Orders outstanding against any Company Entity that are reasonably like to have, individually or in the aggregate, a Company Material Adverse Effect.
5.18 Insurance.
     Section 5.18 of the Company Disclosure Memorandum sets forth, as of the date hereof, a complete list of all material insurance policies owned or held by the Company Entities. With respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, in each case, in all material respects; (ii) no Company Entity is in material breach or material Default under the policy; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.
5.19 State Takeover Laws.
     Each Company Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws, including Section 203 of the DGCL (collectively, “Takeover Laws”).
5.20 No Brokers.
     Except for the engagement letters between the Company and Credit Suisse Securities (USA) LLC and its Affiliates dated May 25, 2006 and September 29, 2006, no Company Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Company Entity is otherwise obligated to pay any such fee, commission or other payment, and the Company has no Knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.
5.21 Transactions with Certain Persons.
     Except as set forth on Section 5.21 of the Company Disclosure Memorandum or as disclosed in the Company SEC Reports, no officer, director or other Affiliate of the Company, nor any member of any such person’s immediate family, is presently a party to any material transaction or material Contract with any Company Entity other than employment-related agreements entered into in the ordinary course of business and customary indemnification obligations of the Company Entities under their respective certificates of incorporation or bylaws.

5.22 Rights Agreement.
     The Company has taken all necessary action so that the entering into this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Company Rights under the Company Rights Agreement or enabling or requiring the Company Rights to be separated from the shares of Company Common Stock to which they are attached or to be triggered or to be exercisable.
5.23 Opinion of Financial Advisor.
     The Board of Directors of the Company has received the opinion of Credit Suisse Securities (USA) LLC or its Affiliate, dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock.
5.24 Board Recommendation.
     The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that the transactions contemplated hereby, including the Merger, are advisable, are fair to and in the best interests of the stockholders and has adopted this Agreement, (ii) resolved to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and approve the Merger and (iii) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.
5.25 Charter Provisions.
     Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.
5.26 Information to be Supplied.
     None of the information supplied or to be supplied by any Company Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting. The Proxy Statement when filed by the

Company with the SEC or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows:
6.1 Organization, Standing and Power.
     Each of Parent and Merger Sub is a corporation validly existing and in good standing under the Laws of its jurisdiction of formation, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Each of Parent and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. The certificate of incorporation and bylaws of each of Parent and Merger Sub have been made available to the Company for its review and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto.
6.2 Authority; No Breach By Agreement.
     (a) Each of Parent and Merger Sub has the corporate power and authority necessary to execute, deliver and perform this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Sub. This Agreement represents a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).
     (b) Neither the execution and delivery of this Agreement by each of Parent and Merger Sub, nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, nor compliance by each of Parent and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s certificate of incorporation or bylaws, (ii) conflict with or result in a breach of any provision of the articles of incorporation or bylaws or equivalent organizational documents of any Parent Subsidiary (including Merger Sub), or (iii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or (iv) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective material Assets.
     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required under the HSR Act, or any foreign competition, antitrust, investment or similar Laws, no material notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.
6.3 Legal Proceedings.
     There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, nor are there any Orders outstanding against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.
6.4 Financing.
     Parent has entered into a commitment letter with Wells Fargo Foothill, Inc. (“Debt Commitment Letter”) pursuant to which the debt financing sources have committed to provide Parent debt financing for purposes of consummating the transactions contemplated hereby and to pay all related fees and expenses. Parent has also entered into an equity commitment letter with Vista Equity Fund II, LP (“Holdings”) (the “Equity Commitment Letter”), pursuant to which Holdings has committed to provide funds to Parent that, together with the financing described in the Debt Commitment Letter, shall be sufficient to permit Parent and Merger Sub to pay the Aggregate Merger Consideration and aggregate Option Settlement Payments and pay all related fees and expenses. Parent has delivered true, correct and complete copies of the Debt Commitment Letter and the Equity Commitment Letter, dated as of the date hereof (collectively, the “Commitment Letters”) to the Company. There are no conditions precedent or other contingencies to obtaining the debt and equity financing contemplated by the Commitment Letters other than as expressly set forth therein. Each of the Commitment Letters, in the forms so delivered, is in full force and effect and has not been amended or terminated in any manner. Parent has taken all other actions required to cause the Debt Commitment Letter and the Equity Commitment Letter to be effective, and each of the Debt Commitment Letter and the Equity Commitment Letter is a valid and binding commitment of Parent and the financing sources party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a Default or breach on the part of Parent under any term or condition of the Commitment Letters. Parent is not aware of any fact, occurrence or condition that makes any of the assumptions, statements, representations or warranties therein inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Debt Commitment Letter or the Equity Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letters.

6.5 Stock Ownership.
     Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL).
6.6 No Brokers.
     Except for Vista Equity Partners, LLC, no Parent Entity has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and no Parent Entity is otherwise obligated to pay any such fee, commission or other payment, and Parent has no knowledge of any basis for any claim by any Person for the payment of such fee, commission or other payment.
6.7 Information to be Supplied.
     None of the information supplied or to be supplied by any Parent Entity or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to the Company stockholders in connection with the Stockholders’ Meeting, and any other documents to be filed with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of the Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders’ Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders’ Meeting.
ARTICLE 7 CONDUCT OF BUSINESS PENDING CONSUMMATION
7.1 Affirmative Covenants of the Company.
     From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, the Company covenants and agrees that it shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the usual, regular and ordinary course, (B) preserve intact its business organization, and (C) not take any action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.
7.2 Negative Covenants of the Company.
     From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:
     (a) amend the certificate of incorporation, bylaws or other governing instruments of any Company Entity; or
     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $1,000,000 (for the Company Entities on a consolidated basis) or impose, or suffer the imposition, on any material Asset of any Company Entity of any material Lien (other than Permitted Liens) or permit any such Lien (other than Permitted Liens) to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum); or
     (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of any Company Entity; or
     (d) except for this Agreement, or pursuant to the exercise of Company Options or the conversion of other convertible securities outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof or as revised pursuant to the terms of Section 3.4 of this Agreement, or as disclosed in Section 7.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant or other Equity Right; or
     (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or (ii) any material Asset other than in the ordinary course of business for reasonable and adequate consideration; or
     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or
     (g) except as disclosed in Section 7.2(g) of the Company Disclosure Memorandum, grant any increase in compensation or benefits to the officers of the Company, except as required by Law; grant or pay any severance or termination pay or any bonus other than pursuant to past practices, written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of the Company; grant any material increase in fees or other increases in compensation or other benefits to directors of the Company except in accordance with past practice; or
     (h) except as disclosed in Section 7.2(g) of the Company Disclosure Memorandum, enter into or amend any employment Contract between any Company Entity and any Person having a base salary thereunder in excess of $200,000 per year (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered or Liability under Company severance policies and practices), at any time on or after the Effective Time; or
     (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or
     (j) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, amend any Tax Return or settle any Tax proceeding or audit; or
     (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Company Entity for money damages in excess of $100,000 or settle or commence any Litigation that places restrictions upon the operations of any Company Entity; or
     (l) except in the ordinary course of business or as contemplated in Section 7.2(l) of the Company Disclosure Memorandum (x) enter into, modify, amend, renew or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $1,000,000 and excluding the customer maintenance Contracts described in (y)); (y) modify, amend, renew or terminate any customer maintenance Contract (other than amendments or renewals that are on terms no less favorable to the Company Entities, measured on an individual and not on an aggregate basis) or (z) waive, release, compromise or assign any material rights or claims; or
     (m) declare, set aside or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock; or
     (n) write up, write down or write off the book value of any assets, individually or in the aggregate, of the Company and the Subsidiaries taken as a whole, in excess of $500,000, except for depreciation and amortization and impairment charges in accordance with GAAP consistently applied; or
     (o) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Section 9.1 or Section 9.2 not being satisfied; or

     (p) transfer, assign, license, abandon, permit to lapse or otherwise dispose of (other than registrations of Trademarks identified as not in use in Section 5.11 of the Company Disclosure Memorandum) any Intellectual Property Rights other than in the ordinary course of business.
7.3 Affirmative Covenants of Parent.
     From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the termination of this Agreement, unless the prior written consent of the Company shall have been obtained, and except as otherwise expressly contemplated herein or as required by Law, Parent covenants and agrees that it shall not take any action which would (A) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (B) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement or (C) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Sections 9.1 or 9.3 not being satisfied.
7.4 Adverse Changes in Condition.
     Each Party agrees to give written notice promptly (and in any event within two business days) to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, (ii) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same or (iii) would be reasonably likely to prevent or delay the consummation of the Merger. Each party agrees to give written notice to the other Party upon receiving any notice or other communications from any Regulatory Authority in connection with the transactions contemplated by this Agreement.
7.5 Reports.
     Each of the Company and Parent shall use commercially reasonable efforts to file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time. If financial statements are contained in any such reports filed by the Company with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements may be subject to normal and recurring year-end adjustments which are not expected to be material in amount or effect. As of their respective dates, such reports filed with the SEC will comply in all material respects with the applicable Securities Laws.
7.6 No Control Over Other Party’s Business.
     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Subsidiaries’ respective operations.

ARTICLE 8 ADDITIONAL AGREEMENTS
8.1 Proxy Statement; Stockholder Approval.
     (a) As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC, shall use its reasonable efforts to cause the Proxy Statement to be cleared by the SEC and thereafter mail the Proxy Statement and all other proxy materials required in connection with such meeting to its stockholders as soon as practicable; provided that the Proxy Statement shall in no event be filed later than the twentieth (20th) calendar day following the date hereof. The Company shall give Parent and its counsel the opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all comments from the SEC and responses thereto prior to their being filed with the SEC. In connection with the Proxy Statement, Parent shall furnish and shall cause its Subsidiaries and Affiliates to furnish to the Company all information concerning it and them that the Company may reasonably request in connection with the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company or Parent without the prior consent of the other Party, such consent not to be unreasonably withheld. Parent and the Company shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws, including filings required under SEC Rule 14a-12.
     (b) Except to the extent that the Company’s Board of Directors has made a Change in Recommendation as provided in Section 8.2(d), the Company shall duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders’ Meeting”), to be held as soon as reasonably practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger (the “Company Stockholder Approval”) and such other related matters as it deems appropriate and shall use its reasonable efforts to obtain the Company Stockholder Approval. The Company shall give notice of the Stockholders’ Meeting within ten (10) calendar days of clearance of the Proxy Statement by the SEC.
     (c) Except to the extent provided in Section 8.2(d): (i) the Board of Directors of the Company shall recommend that the Company stockholders vote in favor of the approval and adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company stockholders vote in favor of approval and adoption of this Agreement and approval of the Merger at the Stockholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent or Merger Sub or the adoption of this Agreement, the recommendation of the Board of Directors that the Company stockholders vote in favor of approval and adoption of this Agreement and approval of the Merger.

8.2 Other Offers.
     (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate or knowingly encourage, facilitate or induce any inquiry that constitutes or may reasonably be expected to lead to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; (iii) engage in negotiations with any Person with respect to or providing for any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 8.2(d) and Section 10.1(g)); or (v) enter into any letter of intent or contract relating to any Acquisition Proposal or transaction contemplated thereby (except as permitted pursuant to Sections 8.2(d) and 10.1(g)). The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.
     (b) As soon as reasonably practicable (and, in any event, within 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall, to the extent the Company is able to do so without violating any confidentiality agreement (subject to the provisions of Section 8.2(c)(i)(A)(2)), provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or “Group” (as such term is defined under Section 13(d) of the Exchange Act) making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided from the Person making such Acquisition Proposal in connection with such Acquisition Proposal, request or inquiry. Upon receipt of the Acquisition Proposal, request or inquiry, the Company shall, to the extent the Company is able to do so without violating any confidentiality agreement (subject to the provisions of Section 8.2(c)(i)(A)(2)), provide Parent as promptly as practicable (but in any event within 48 hours of receipt thereof) oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments and copies of all correspondence and written materials reasonably relating to the Acquisition Proposal) of any such Acquisition Proposal, request or inquiry.
     (c) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited, bona fide written Acquisition Proposal from a third party, other than as a result of a violation of this Section 8.2, that (x) its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Proposal and (y) its Board of Directors has in good faith concluded (following receipt of the advice of its outside legal counsel and its financial advisor) that the failure to do any of the following would be reasonably likely to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives Parent written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement; (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and (ii) engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent five (5) business days’ prior written notice of its intention to enter into negotiations with such third party.
     (d) In response to the receipt of a Superior Proposal, the Board of Directors of the Company may withhold, withdraw, amend or modify, or propose or resolve to withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, and, in the case of a Superior Proposal that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met: (i) an Acquisition Proposal that constitutes a Superior Proposal with respect to the Company has been made and has not been withdrawn; (ii) the Company Stockholder Approval has not been obtained; (iii) it shall have (A) provided to Parent five (5) business days’ prior written notice (a “Competing Notice”) which shall state expressly (1) that it has received an Acquisition Proposal that constitutes a Superior Proposal, (2) to the extent the Company is able to do so without violating any confidentiality agreement (subject to the provisions of Section 8.2(c)(i)(A)(2)), the material terms and conditions of such Acquisition Proposal and the identity of the Person or Group making such Acquisition Proposal (including specifying the value in financial terms that the Board of Directors (or special committee thereof) of the Company has, after consultation with financial advisors, determined in good faith should be ascribed to any non-cash consideration offered under such Acquisition Proposal), and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, and (B) made available to Parent all nonpublic information (to the extent such nonpublic information has not been previously so furnished) made available to the Person or Group making such Acquisition Proposal in connection with such Acquisition Proposal; (iv) it shall not have breached in any material respect any of the provisions set forth in this Section 8.2; it being understood and agreed that any material amendment or modification of such Acquisition Proposal shall result in such Acquisition Proposal being deemed a new Acquisition Proposal for which a two (2) business day period following a new Competing Notice shall be required under this Section 8.2(d); provided, that Parent shall have the right during the initial five (5) business day period or any subsequent two (2) business day period after receipt of the Competing Notice to offer to adjust the terms and conditions of this Agreement and the transactions contemplated hereby by tendering to the Company a new proposal for such terms and conditions.
     (e) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement.

8.3 Antitrust Notification; Consents of Regulatory Authorities.
     (a) To the extent required by the HSR Act, each of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve, such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws; or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Parent shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein.
     (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.
     (c) Notwithstanding anything else contained in this Section 8.3 to the contrary, Parent will not be required to cause MDSI Mobile Data Solutions, Inc. (Canada) and its Subsidiaries and Affiliates to sell or dispose of a material portion of the consolidated Assets of it, its Subsidiaries and Affiliates taken as a whole, in order to comply with the provisions of this Section 8.3.

8.4 Filings with State Offices.
     Upon the terms and subject to the conditions of this Agreement, Parent, the Company and Merger Sub shall execute and file the Certificate of Merger and, if required, a copy of this Agreement with the Secretary of State of the State of Delaware in connection with the Closing.
8.5 Agreement as to Efforts to Consummate.
     (a) Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement.
     (b) Without limiting the generality of Section 8.5(a), each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties hereto to consummate the transactions contemplated hereby and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages; provided, however, that no Party hereto shall be obligated to agree to proffer to, divest or hold separate, or enter into any license or similar agreement with respect to any of its material Assets or its business.
     (c) Without limiting the generality of Section 8.5(a), the Company shall and shall cause each of the Company Entities and each of their Representatives to provide all reasonable cooperation and assistance reasonably requested by Parent in connection with the financing of the transactions contemplated by this Agreement including using their respective reasonable best efforts to cause appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver any pledge and security documents or other definitive financing documents and to assist in obtaining other customary items required to satisfy any closing conditions in the Debt Commitment Letter and related definitive documentation; provided that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the debt financing prior to the Effective Time. Parent shall, upon the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 10.1, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the debt financing and any information utilized in connection therewith (other than information provided by the Company or the Subsidiaries) (“Financing Assistance Costs”). All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 8.5(c) shall be kept confidential in accordance with the Confidentiality Agreement.
     (d) Parent shall use its reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less favorable to Parent and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements. In the event that all conditions to the Commitment Letters (other than the availability or funding contemplated by the Equity Commitment Letter) have been satisfied in Parent’s good faith judgment, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such financing under the Commitment Letters to fund such financing required to consummate the Merger on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such financing to fund such financing). In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms substantially similar to those contained in the Debt Commitment Letter as promptly as practicable following the occurrence of such event (the commitment letter evidencing such debt commitments shall also be referred to herein as a “Debt Commitment Letter”). Notwithstanding the foregoing, Parent shall deliver a copy of any proposed amendment to a Commitment Letter to the Company not less than two (2) business days prior to the proposed execution of same. Parent shall not enter into any amendment, modification or supplement to a Commitment Letter without the prior written consent of the Company to the extent that such amendment, modification, or supplement imposes additional conditions precedent to the funding obligations thereunder or reduces the amount of the financing committed thereunder. Parent shall keep upon request the Company reasonably apprised of material developments relating to the equity and debt financings and Commitment Letters.
8.6 Investigation and Confidentiality.
     (a) Prior to the Effective Time, the Company shall keep Parent advised of all material developments relevant to its business and to consummation of the Merger and shall permit Parent to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as Parent reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.
     (b) In addition to the Parties’ respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this

Agreement is terminated prior to the Effective Time, each Party shall promptly upon the written request of the other Party or Parties hereto return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.
     (c) From the date hereof until the Effective Time or the earlier termination of this Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of the Subsidiaries to, afford to the Representatives of Parent, during normal business hours in a manner so as not to have interfered with the normal business operations of the Company or its Subsidiaries, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives.
     (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.
8.7 Press Releases.
     Prior to the Effective Time, the Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to comply with applicable Law.
8.8 State Takeover Laws.
     Each Company Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.
8.9 Charter Provisions.
     Each Company Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the certificate of incorporation, bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.
8.10 Rights Agreement.
     The Company shall take all necessary action (including, if required, redeeming all of the outstanding Company Rights or amending or terminating the Company Rights Agreement) so that the entering into of this Agreement and consummation of the Merger and the other transactions contemplated hereby do not and will not result in any Person becoming able to exercise any Company Rights under the Company Rights Agreement or enabling or requiring the Company Rights to be separated from the shares of Company Common Stock to which they are attached or to be triggered or to become exercisable.
8.11 Employee Benefits and Contracts.
     Parent will continue the employment of each employee of the Company Entities who was employed on the date immediately prior to the Closing Date (the “Continuing Employees”) at the same wage and salary levels as in effect thereon; provided, that, subject to applicable Law, nothing in this Agreement shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employees at any time; provided, further that nothing in this Agreement shall impact the rights of the Continuing Employees under separate agreements related to their employment. For the period of 12 months from the Effective Time, Parent will cause each of the Company Entities to continue to provide the Continuing Employees with benefits which are the same or substantially equivalent in the aggregate to those benefits provided to the Continuing Employees pursuant to the Employee Benefit Plans of the Company Entities in existence immediately prior to Closing so long as such Continuing Employees are employed by the Company Entities; provided, that subject to the foregoing, nothing herein shall prevent the amendment or termination of any Employee Benefit Plan as is necessary to conform with applicable Law or interfere with Parent’s, the Surviving Corporation’s or any of their Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law. For a period of 12 months after the Effective Time, Parent shall provide generally to officers and employees of the Company Entities severance benefits in accordance with the policies and practices of the Company as disclosed in Section 8.11 of the Company Disclosure Memorandum. Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts between any Company Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.
8.12 Indemnification.
     (a) For a period of six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of the Company or, at the Company’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by the Company’s certificate of incorporation and bylaws as in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall promptly direct that the determination of any such approval shall be made by the

Surviving Corporation’s outside counsel, such determination to be made in good faith and to not be unreasonably withheld or delayed.
     (b) Parent shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time the Company’s existing directors’ and officers’ liability insurance policy (provided that Parent or the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that Parent or the Surviving Corporation shall not be required to pay an annual premium for such liability insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement (which premium the Company represents and warrants to be $500,200 for the 12 month period ended June 24, 2007) and if the annual premium exceeds such amount, Parent or the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount.
     (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly provide written notice thereof to Parent and the Surviving Corporation. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that (x) Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (y) the Indemnified Parties will cooperate in the defense of any such Litigation; and (z) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law or the Company’s certificate of incorporation or bylaws.
     (d) If Parent or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.

     The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
9.1 Conditions to Obligations of Each Party.
     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5:
     (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq.
     (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for Consents, filings, registrations or notifications, which, if not obtained or made, would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.
     (c) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the Merger.
9.2 Conditions to Obligations of Parent.
     The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5(a):
     (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies that are de minimus in amount). The representations and warranties set forth in Sections 5.1, 5.2, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 and 5.25 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of the Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19, 5.20, 5.21, 5.22, 5.23, 5.24 and 5.25) such that the aggregate effect of such inaccuracies (without regard to any materiality or Company Material Adverse

Effect qualifier(s) contained in any and each such representation and warranty) has, or is reasonably likely to have, a Company Material Adverse Effect.
     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.
     (c) Certificates. The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to the Company and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company’s Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel shall reasonably request.
     (d) FIRPTA Affidavit. The Company shall deliver to Parent a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Internal Revenue Code so that Parent is exempt from withholding any portion of the purchase price thereunder.
     (e) Dissenting Stockholders. Stockholders holding no more than 10% of the outstanding Company Common Stock shall have exercised appraisal rights in accordance with Section 262 of the DGCL and not effectively withdrawn or otherwise lost their respective rights to appraisal with respect to their respective shares of Company Common Stock.
9.3 Conditions to Obligations of the Company.
     The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 11.5(b):
     (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Parent or Merger Sub set forth in this Agreement such that the aggregate effect of such inaccuracies (without regard to any materiality or Parent Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) has, or is reasonably likely to have, a Parent Material Adverse Effect.
     (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and Merger Sub to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

     (c) Certificates. Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Parent and Merger Sub and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent’s Board of Directors and Merger Sub’s Board of Directors and sole stockholder, evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall reasonably request.
ARTICLE 10 TERMINATION
10.1 Termination.
     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of the Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
     (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or
     (b) By either Parent or the Company in the event that the Merger shall not have been consummated by February 28, 2007 (the “End Date”), if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(b); or
     (c) By either Parent or the Company (provided that the terminating Party is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of such Party’s representations and warranties contained in this Agreement) in the event of a breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement which breach would permit such Party to refuse to consummate the transactions contemplated by this Agreement pursuant to the standards set forth in Section 9.2(a) or (b) or 9.3(a) or (b), as applicable; provided that if such breach in the representations, warranties, covenants or agreements is curable prior to the End Date through the exercise of reasonable efforts and the breaching Party exercises reasonable efforts to cure such breach, then the non-breaching Party may not terminate this Agreement under this Section 10.1(c) prior to 30 days following the receipt of written notice of such breach; provided further, that the failure of Parent to deposit (or caused to be deposited) the Aggregate Merger Consideration in the Exchange Fund at the Closing prior to the Effective Time as required hereunder shall not be subject to cure hereunder, and in the event of such breach, the Company may terminate this Agreement immediately; or
     (d) By either Parent or the Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby pursuant to Section 9.1(b) shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; or
     (e) By either Parent or the Company in the event the Company Stockholder Approval is not obtained at the Stockholders’ Meeting where such matters were presented to such stockholders for approval and voted upon; or
     (f) By Parent in the event that (i) the Board of Directors of the Company shall have made a Change of Recommendation, or (ii) within ten business days after commencement of any tender or exchange offer for any shares of Company Common Stock that would constitute an Acquisition Proposal, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or
     (g) By the Company (provided that the Company is not then in material breach of any covenant or other agreement contained in this Agreement and has not willfully breached any of its representations and warranties contained in this Agreement), if the Board of Directors of the Company has made a Change of Recommendation.
     (h) A terminating Party shall provide written notice of termination to the other Party specifying the reason for such termination.
10.2 Effect of Termination.
     In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.5(c), Section 8.6(b), Section 8.7 and Article 11, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive such termination or abandonment in accordance with their terms.
10.3 Non-Survival of Representations and Covenants.
     The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except this Section 10.3, Section 8.7, Section 8.11 or Section 8.12 and Article 1, Article 2, Article 3, Article 4 and Article 11.
ARTICLE 11 MISCELLANEOUS
11.1 Definitions.
     (a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Term	Page
Aggregate Merger Consideration	5
Agreement	1
Antitrust Laws	32
Certificate of Merger	2
Certificates	5
Change of Recommendation	31
Closing	2
Commitment Letters	24
Company	1
Company Benefit Plans	17
Company Contracts	20
Company Options	4
Company SEC Reports	9
Company Stockholder Approval	29
Competing Notice	31
Continuing Employees	36
Debt Commitment Letter	24
Dissenting Common Shares	3
Dissenting Stockholders	3
DOJ	32
DOL	17
Effective Time	2
End Date	40
Equity Commitment Letter	24
ESPP	4
Exchange Fund	5
Expenses	52
Financing Assistance Costs	33
FTC	32
Group	30
Holdings	24
Indemnified Party	36
IRS	17
Material Customers	19
Material Suppliers	19
Merger	1
Merger Consideration	3
Merger Sub	1
Option Settlement Payment	4
Parent	1
Parent Termination Fee	53
Paying Agent	4
Stockholders’ Meeting	29
Systems	15
Takeover Laws	21
Termination Fee	52
     (b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
     “Acquisition” means (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase from the Company or any acquisition by any Person or Group of more than 15% of the voting securities of the Company whether by tender offer, exchange offer or otherwise that if consummated would result in any Person or Group beneficially owning 15% or more of the voting securities of the Company; (iii) any purchase of Assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole; or (iv) any liquidation or dissolution of the Company.
     “Acquisition Proposal” means any offer or proposal or indication of interest (whether communicated to the Company or publicly announced to the Company’s stockholders) by any Person (other than Parent or any of its Affiliates) with respect to an Acquisition.
     “Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.
     “Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.
     “business day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Closing Date” means the date on which the Closing occurs.
     “Company Common Stock” means the $0.001 par value common stock of the Company.
     “Company Customer Product IP” means all Intellectual Property Rights owned by the Company or a Company Subsidiary and used in connection with or as a part of the Customer Products.
     “Company Disclosure Memorandum” means the written information entitled “Indus International, Inc. Disclosure Memorandum” delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.
     “Company Entities” means, collectively, the Company and all Company Subsidiaries.
     “Company Financial Statements” means (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of June 30, 2006, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended March 31, 2004, March 31, 2005 and March 31, 2006, as filed by the Company in SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 2006.
     “Company Internal Use IP” means all Intellectual Property Rights owned by the Company or a Company Subsidiary and used for the Company’s internal business purposes.

     “Company Material Adverse Effect” means an event, change, circumstance, effect, violation or occurrence which, individually or together with any other event, change, circumstance, effect, violation or occurrence, has a material adverse impact on (i) the financial position, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that “Company Material Adverse Effect” shall not be deemed to include the impact or effect of (A) changes in Laws or interpretations applicable to the Company or the industry in which the Company operates, (B) changes in generally accepted accounting principles, rules or interpretations, (C) actions and omissions of the Company (or any of its Subsidiaries) taken with the prior written Consent of Parent in contemplation of the transactions contemplated hereby, (D) compliance with this Agreement on the operating performance of the Company, including expenses incurred by the Company in consummating the transactions contemplated by this Agreement, (E) failure, in and of itself and subject to the last sentence of this definition, by the Company to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period, (F) any “act of God”, including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any of the foregoing, (G) changes in market price or trading value of Company Common Stock, (H) cancellation or delay in customer orders or any loss of customers resulting primarily from the public announcement of the transactions contemplated hereby, or (I) changes affecting general economic conditions and the industry in which the Company operates that do not disproportionately affect the Company and its Subsidiaries as a whole. For the avoidance of doubt, for the purposes of subsection (E) above, the failure by the Company to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period shall not in and of itself constitute a Company Material Adverse Effect; provided that the underlying event, change, circumstance, effect, violation or occurrence that led to such failure may constitute a Company Material Adverse Effect.
     “Company Rights” means the Equity Rights issued pursuant to the Company Rights Agreement.
     “Company Rights Agreement” means that certain Stockholder Protection Rights Agreement, dated January 15, 2005 between the Company and Mellon Investor Services, LLC, as Rights Agent, as amended by the First Amendment dated October 20, 2006.
     “Company Stock Plans” means the existing stock option and other stock-based compensation plans of the Company designated as follows: 1997 Stock Plan, as amended; Amended and Restated 1997 Director Option Plan; 2004 Long-Term Incentive Plan; 2003 Employee Stock Purchase Plan; Wishbone Systems, Inc. Stock Option Plan Number 1; Company Share Option Plan (UK Option Plan); Indus Group 1995 Stock Plan; and TSW 1994 Plan.
     “Company Subsidiaries” means the Subsidiaries of the Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated July 10, 2006 between the Company and Vista Equity Partners, LLC.
     “Consent” means any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.
     “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, sublease, license, obligation, plan, practice, restriction, covenant not to sue, understanding or undertaking of any kind or character.
     “Customer Products” means the current Software and related service offerings made available to Company’s customers (including the Software and related service offerings being maintained by Company under existing customer maintenance Contracts).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Default” means (i) any breach or violation of, default under, contravention of or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.
     “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits for the benefit of any current or former officer, employee, director, retiree or independent contractor or any spouse, dependent or beneficiary thereof, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.
     “Environmental Laws” shall mean all codes, laws (including common law), ordinances, regulations, reporting or licensing requirements, rules, guidelines, directives,

orders or statutes relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (“RCRA”); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (x) all foreign, state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) — (ix) of this subparagraph; (xi) all amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph; and (xii) all rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) — (xi) of this subparagraph.
     “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants or other binding obligations of any character whatsoever relating to, or securities or rights convertible into, exchangeable for, or that have an economic effect equivalent to, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity which together with a Company Entity would be treated as a single employer under Internal Revenue Code Section 414 or ERISA Section 4001(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.
     “Hazardous Material” shall mean any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated or subject to imposition of Liability under any Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, lead in paint or drinking water, asbestos, and polychlorinated biphenyls (PCBs).

     “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Intellectual Property Rights” means any rights in or to any intellectual property or other proprietary rights, including: (i) all inventions (whether patentable or reduced to practice), all improvements thereto, and all patents, patent applications, statutory invention registrations and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations thereof, (ii) all Trademarks, (iii) all works of authorship, copyrights, including registrations, applications for registration and renewals thereof, (iv) Software, (v) confidential and proprietary information, including trade secrets and know-how, and (vi) all tangible embodiments of any of the foregoing (in any form or medium).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “IP Agreements” means all Contracts to which the Company or any Company Subsidiary is a party or otherwise bound governing licenses of Intellectual Property Rights by third parties to the Company or any Company Subsidiary or to third parties from the Company or any Company Subsidiary, or otherwise involving Intellectual Property Rights.
     “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, Connor Gray, Art Beckman or Joseph Trino.
     “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.
     “Leased Real Property” means all real property that is not owned in fee simple by the Company that the Company either occupies or uses or has the right to occupy or use, together with all improvements or fixtures thereon (including construction in progress) and appurtenances thereto located on such real property).
     “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.
     “Licensed Customer Product IP” means all Intellectual Property Rights licensed to the Company or any Company Subsidiary for use in the Customer Products.

     “Licensed Internal Use IP” means all Intellectual Property Rights licensed to the Company or any Company Subsidiary and used for its internal business purposes.
     “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien, or (iii) any agreement by such Person to grant, give or otherwise convey any of the foregoing.
     “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), hearing or administrative or other proceeding relating to or affecting such a Party.
     “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.
     “Merger Sub Common Stock” means the $0.001 par value common stock of Sub.
     “Nasdaq” means the Nasdaq Stock Market, Inc.
     “Nasdaq National Market” means the Global National Market of the NASDAQ Stock Market LLC.
     “Off-the-Shelf Software” means off-the-shelf computer software as such term is commonly understood, that is commercially available under non-discriminatory pricing terms on a retail basis for less than $1,000 per seat.
     “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.
     “Owned Real Property” means all real property described on Section 5.10(a) of the Company Disclosure Memorandum that is owned by the Company, and all of the Company’s right, title and interest in the improvements located thereon, together with all buildings, structures and fixtures located thereon, and all water lines, rights of way, easements, uses, licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of third parties with respect thereto.
     “Parent Entities” means, collectively, Parent and all Parent Subsidiaries.

     “Parent Material Adverse Effect” means an event, change, circumstance, effect, violation or occurrence which, individually or together with any other event, change, circumstance, effect, violation or occurrence, has a material adverse impact on (i) the financial position, business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Parent Material Adverse Effect” shall not be deemed to include the impact or effect of (A) changes in Laws or interpretations applicable to Parent, (B) changes in generally accepted accounting principles, rules or interpretations, (C) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior written Consent of the Company in contemplation of the transactions contemplated hereby, (D) compliance with this Agreement on the operating performance of Parent, including expenses incurred by Parent in consummating the transactions contemplated by this Agreement or (E) changes affecting general economic conditions and the industry in which Parent operates that do not disproportionately affect Parent.
     “Parent Subsidiaries” means the Subsidiaries of Parent and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.
     “Party” means any of the Company, Merger Sub or Parent, and “Parties” means the Company, Merger Sub and Parent.
     “Permit” means any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.
     “Permitted Liens” means (A) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens for amounts which are not due and payable, (B) real estate Taxes, assessments and other governmental levies, fees or charges imposed for amounts which are not yet due and payable, (C) zoning, building codes and other land use laws regulating the use or occupancy of such any real property or the activities conducted thereon which are imposed by any Regulatory Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business in any material respect, and (D) easements, covenants and other restrictions or encumbrances of record as do not materially affect the ownership or use of the properties or assets subject thereto or affected thereby or otherwise materially affect, restrict or impair business operations at such properties.
     “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

     “Proxy Statement” means the proxy statement, as amended or supplemented, used by the Company to solicit the Company Stockholder Approval.
     “Real Property Leases” means all real estate leases, subleases, licenses, concessions, and other agreements (written or oral, including, any assignment of a real estate lease or sublease) pursuant to which the Company or any Company Subsidiary leases any Leased Real Property, whether as lessor or as lessee, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company subsidiary thereunder, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions, renewals, guaranties and other agreements with respect to such real estate leases.
     “Regulatory Authorities” means, collectively, the SEC, Nasdaq, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.
     “Representative” means any investment banker, financial advisor, attorney, accountant, consultant or other representative or agent engaged by a Person.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Documents” means all forms, proxy statements, registration statements, reports, schedules and other documents, including all certifications and statements required by (x) the Exchange Act, (y) the Securities Act or (z) Section 906 of the Sarbanes-Oxley Act.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.
     “Software” means computer software (including source code, executable code, data, databases, web sites, firmware and related documentation) and programs.
     “Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.
  “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of at least 50% of the voting securities of the Company, or 50% of the consolidated Assets of the Company and its Subsidiaries, taken as a whole, and (ii) with respect to which the Board of Directors of the Company (A) determines in good faith, after consultation with the Company’s outside legal counsel, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (after receiving the advice of Credit Suisse Securities (USA) LLC, its Affiliates or any other financial advisor of nationally recognized reputation and the Company’s outside legal counsel) to be more favorable from a financial point of view to the Company’s stockholders than the Merger, taking into account all relevant factors (including (x) whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of Credit Suisse Securities (USA) LLC, its Affiliates or any other financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Acquisition Proposal and (y) applying appropriate discounts for illiquidity with respect to any non-cash consideration offered in any such Acquisition Proposal).
  “Surviving Corporation” means the Company as the surviving corporation resulting from the Merger.
  “Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, and any liability imposed by law for the Taxes of another Person, including by reason of being a successor to or transferee of any Person or a member of an affiliated, consolidated or unitary group (including pursuant to Treasury Regulations 1.1502-6 and corresponding provisions of state, local and foreign law), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts.
  “Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.
  “Trademarks” means trademarks, service marks, Internet domain names, designs, trade dress, logos, slogans, trade names, business names, corporate names and other source identifiers, including all translations, adaptations, derivations and combinations thereof, all registrations and applications for registration and renewals thereof, and all goodwill associated with any of the foregoing.
     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”
11.2 Expenses.
     (a) Except as otherwise provided in this Section 11.2 and the payout of the Financing Assistance Costs by Parent to the Company, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (collectively, “Expenses”).
     (b) Notwithstanding the foregoing:
     (i) if (x) Parent shall terminate this Agreement pursuant to Section 10.1(f) or pursuant to Section 10.1(c) (as a result of a material breach of the covenants or agreements set forth in Section 8.2) or (y) Company shall terminate this Agreement pursuant to Section 10.1(g), then the Company shall pay to Parent an amount equal to $6,800,000 (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i)(x) of this Section 11.2, the Termination Fee shall be paid in same-day funds no later than two business days after the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (b)(i)(y) of this Section 11.2, the Termination Fee shall be paid in same-day funds concurrently with the delivery of the notice of termination of this Agreement pursuant to Section 10.1(g);
     (ii) if (x) Parent shall terminate this Agreement pursuant to Section 10.1(c) (as a result of a breach of a covenant or agreement by the Company other than those covenants and agreements set forth in Section 8.2) or (y) either the Company or Parent shall terminate this Agreement pursuant to Section 10.1(e), and, in either case of (x) or (y) above, (A) prior to the time of the Stockholders’ Meeting or such breach, there shall have been publicly disclosed, announced, commenced, submitted or made by a third party (other than by Parent or an Affiliate of Parent) an Acquisition Proposal, (B) such Acquisition Proposal shall have been pending at the time of such Stockholders Meeting, and (C) the Company consummates an Acquisition with respect to such Acquisition Proposal within twelve (12) months of such termination, then the Company shall pay to Parent an amount equal to the Termination Fee (less any amounts already paid to Parent pursuant to Section 11.2(b)(iii)) on the date of consummation of such Acquisition (but changing, in the case of this Section, the references to the 15% amounts in the definition of Acquisition to 50%);
     (iii) if (x) Parent shall terminate this Agreement pursuant to Section 10.1(c) (as a result of a breach of a covenant or agreement by the Company) or (y) either the Company or Parent shall terminate this Agreement pursuant to Section 10.1(e), then the Company shall reimburse Parent for all of Parent’s documented, out-of-pocket Expenses in same-day funds no later than two business days after the date upon which the Company receives reasonable supporting documentation of Parent’s out-of-pocket Expenses; provided, that in no event shall the Company be obligated to reimburse Parent for Expenses in excess of $1,000,000; and
     (iv) if (x) the Company shall terminate this Agreement pursuant to Section 10.1(c) (as a result of a breach of Parent’s obligation under Section 4.1(a) to deposit the Aggregate Merger Consideration in the Exchange Fund) and (y) such failure to deposit the Aggregate Merger Consideration in the Exchange Fund is the result of a failure of Parent to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter (other than as a result of Parent’s failure to satisfy the conditions set forth in the Debt Commitment Letter solely due to a failure by Holdings to fund its equity commitment pursuant to the Equity Commitment Letter), then Parent shall pay $11,400,000 (the “Parent Termination Fee”) to the Company in same day funds no later than two business days after the termination of this Agreement.
     (c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 11.2 are an integral part of the transactions contemplated by this Agreement, and that without such agreements, they would not enter into this Agreement; accordingly, if either the Company or Parent fails to pay promptly the amounts payable by it pursuant to this Section 11.2, then such Party shall pay to the other Party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank N.A. from the date such payment was due under this Agreement until the date of payment.
     (d) Notwithstanding anything to the contrary in this Agreement, (i) in the event that Parent breaches its obligation under Section 4.1(a) to deposit the Aggregate Merger Consideration in the Exchange Fund and (ii) Parent’s failure to satisfy its obligation under Section 4.1(a) to deposit the Aggregate Merger Consideration in the Exchange Fund is the result of a failure of Parent to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letter (other than as a result of Parent’s failure to satisfy the conditions set forth in the Debt Commitment Letter solely due to a failure by Holdings to fund its equity commitment pursuant to the Equity Commitment Letter), then the Company’s right to terminate this Agreement pursuant to Section 10.1(c) and receive payment of the Parent Termination Fee pursuant to Section 11.2(b)(iv) and the Financing Assistance Costs shall be the sole and exclusive remedy of the Company and its subsidiaries against Parent, Merger Sub and any of their respective Affiliates, stockholders, partners, members, directors, officers or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub, the failure of the

Merger to be consummated or otherwise related to this Agreement and the transactions and other documents contemplated hereby, and upon payment of the Parent Termination Fee in accordance with Section 11.2(b)(iv) and the Financing Assistance Costs, none of Parent, Merger Sub or any of their respective Affiliates, stockholders, partners, members, directors, officers or agents shall have any further liability or obligation whatsoever relating to or arising out of this Agreement or the transactions contemplated by this Agreement.
11.3 Entire Agreement.
     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12.
11.4 Amendments.
     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, however, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Company Common Stock.
11.5 Waivers.
     (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.
     (b) Prior to or at the Effective Time, the Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent or Sub, to waive or extend the time for the compliance or fulfillment by Parent or Merger Sub of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.
     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
11.6 Assignment.
     Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided that Parent and Merger Sub may assign their rights hereunder to a lender for collateral purposes without the consent of the Company; provided, however, that any such assignment will in no way relieve Parent or Merger Sub of their obligations and agreements hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
11.7 Notices.
     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier overnight carrier, or sent via telecopy to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

the Company:	Indus International, Inc.
3301 Windy Ridge Parkway
Atlanta, Georgia 30339
Facsimile: 770-989-4488
Attention: Adam V. Battani

Copy (which shall not
constitute notice) to Counsel:	Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: 404-881-7777
Attention: W. Scott Ortwein

Parent:	Fortezza Iridium Holdings, Inc.
c/o Vista Equity Partners
150 California Street
19th Floor
San Francisco, CA 94111
Facsimile: 415-765-6666
Attention: Stephen Davis

Copy (which shall not constitute notice) to Counsel:	Kirkland & Ellis LLP 153 East 53rd Street
New York, NY 10022
Facsimile: 212-446-4900
Attention: Eunu Chun
11.8 Governing Law.
     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. All actions and proceedings arising out of or relating to this Agreement (including any action or proceeding by a person who is a beneficiary of Section 8.11 to enforce his or her rights thereunder) shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or any federal court sitting in the State of Delaware. The Parties hereby (a) submit to the exclusive jurisdiction of any such state or federal court sitting in the State of Delaware for the purpose of any proceeding arising out of or relating to this Agreement brought by any Party or any beneficiary of Section 8.11 and Section 8.12 and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the proceeding is brought in an inconvenient forum, that the venue of the proceeding is improper, or that this Agreement or the transactions contemplated herein may not be enforced in or by any of the above-named courts.
11.9 Counterparts.
     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
11.10 Captions; Articles and Sections.
     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
11.11 Interpretations.
     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.12 Enforcement of Agreement.
     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
11.13 Severability.
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
11.14 Waiver of Jury Trial.
     Each Party hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated herein. Each Party (a) certifies that no agent or representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Party hereto have been induced to enter into this Agreement and the transactions contemplated herein, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.14.
11.15 Disclosure Memorandum.
     Parent and Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes a breach of any of the representations or warranties contained in this Agreement if and to the extent that such fact or combination of facts has been disclosed in any Section of the Company Disclosure Memorandum in sufficient detail to put a reasonable person on notice of the relevance of facts or circumstances so disclosed. The inclusion of any item in any Section of the Company Disclosure Memorandum (i) does not represent a determination by the Company that such item is “material” or has, or would reasonably be expected to have, a Company Material Adverse Effect and (ii) does not represent a determination by the Company that such item did not arise in the ordinary course of business.
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     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PARENT:

FORTEZZA IRIDIUM HOLDINGS, INC.

By:	/S/ Robert F. Smith

Name:	Robert F. Smith

Its:	President & Secretary

MERGER SUB:

IRIDIUM MERGER SUB, INC.

By:	/S/ Robert F. Smith

Name:	Robert F. Smith

Its:	President & Secretary

THE COMPANY:

INDUS INTERNATIONAL, INC.

By:	/S/ Gregory J. Dukat

Name:	Gregory J. Dukat

Its:	President and Chief Executive Officer